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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Fair Isaac Corporation

(Name of Registrant as Specified In Its Charter)

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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 12, 2007,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Monday, February 12, 2007

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California 94903

ITEMS OF BUSINESS	1. To elect seven directors to serve until the 2008 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Friday, December 15, 2006. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2006 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to attest to such ownership at the registration table prior to the Annual Meeting.

Andrea M. Fike Vice President, General Counsel and Secretary

December 22, 2006

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING PROCEDURES
INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES AND CERTAIN CORPORATE GOVERNANCE MATTERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SUBMISSION OF PROPOSALS OF STOCKHOLDERS

Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING PROCEDURES

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair Isaac Corporation (“Fair Isaac,” the “Company,” “we” or “us”), a Delaware corporation, of proxies to be voted at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, February 12, 2007, and at any postponement or adjournment thereof. A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2006, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about January 5, 2007.

Voting of Shares Represented by Proxies on Items of Business

The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to our Office of the Secretary or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy. However, any registered stockholder who attends the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with instructions on the proxy card. If no such specifications are made, proxies will be voted FOR the election of the seven nominees for director listed in this Proxy Statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007.

Voting of Shares Represented by Proxies on Other Business

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

Proxy Solicitation

We will bear the expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby, and we will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, our officers and other employees may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies, and no additional compensation will be paid for such solicitation. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, at a cost of $2,500, plus normal out-of-pocket expenses.

Outstanding Shares

Only holders of our Common Stock at the close of business on December 15, 2006 (the “Record Date”), are entitled to receive this notice and to vote their shares at the Annual Meeting. At the close of business on the Record Date, there were 56,665,040 shares of Common Stock, $0.01 par value, issued and outstanding, and 32,191,743 shares of Common Stock were held as treasury stock by the Company. The shares held as treasury stock are not entitled to vote.

Voting Rights

Each share of Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting, subject to the provisions regarding cumulative voting in the election of directors. As to the election of the directors, each stockholder is entitled to one vote per share, multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single candidate or may distribute them among two or more director candidates, as the stockholder sees fit. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting, and the stockholder has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of our director nominees as they may determine, other than among those candidates for whom authority to vote has been withheld.

Votes Required

A plurality of the votes cast is required for the election of each of the seven nominees for director listed in this Proxy Statement under Proposal 1. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify Proposal 2, the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007. Abstentions will be counted toward a quorum and have the effect of negative votes with regard to Proposal 2. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted towards a quorum and will have the same effect as negative votes with regard to Proposal 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

Confidential Nature of Voting

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

INFORMATION ABOUT THE BOARD OF DIRECTORS, BOARD COMMITTEES AND CERTAIN
CORPORATE GOVERNANCE MATTERS

Board Meetings, Committees and Attendance

During fiscal 2006, our Board of Directors met eleven times. During fiscal 2006, the Board had three standing committees: the Audit Committee; the Compensation Committee; and the Governance, Nominating and Executive Committee. Each incumbent director attended more than 75% of the aggregate number of all Board meetings and meetings of committees on which the director served during fiscal 2006.

Availability of Certain Information Concerning Corporate Governance

Each committee’s current charter, the criteria used to determine the independence of our directors and committee members, the Company’s Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Managers, and our Corporate Governance Guidelines are available free of charge on the Company’s web site, www.fairisaac.com. This information is also available in print by writing to the Office of the Secretary at our corporate headquarters. The Company’s Amended and Restated Audit Committee Charter, which was amended and restated as of December 4, 2006, is attached hereto as Exhibit A. The Board’s criteria used to determine the independence of our directors and committee members is attached hereto as Exhibit B.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The Company’s unqualified Annual Written Affirmation and Chief Executive Officer’s certification for fiscal 2006 were filed with the NYSE on March 7, 2006, and were reaffirmed thereafter in connection with other filings required by the NYSE.

Lead Independent Director

Our Corporate Governance Guidelines provide that independent directors will meet in executive session at each regular Board meeting. The Chair of the Board presides at these meetings. A. George Battle, the Chair of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. The Company’s independent directors met six times in fiscal 2006 in executive session without the Chief Executive Officer or other management present.

Director Independence Criteria

The Board of Directors has adopted criteria consistent with the NYSE listing requirements for use in determining whether its directors and director nominees are independent. The Board has determined that a majority of the Board as a whole is composed of “independent directors,” and each member of its standing committees is an “independent director” under these criteria. Thomas G. Grudnowski was the only director in fiscal 2006 who was not an “independent director” under NYSE listing requirements. Mr. Grudnowski was employed by the Company as our President and Chief Executive Officer until November 1, 2006, when he resigned from all director and officer positions. All director nominees for fiscal 2007 are independent.

Attendance at Annual Meeting of Stockholders

It is the policy of the Company, set forth in our Corporate Governance Guidelines, that directors should attend the Company’s annual meetings of stockholders, absent special circumstances. All persons nominated for election in 2006 as director and who were directors at the time of our 2006 Annual Meeting of Stockholders attended that meeting.

Policy for Stockholder and Other Interested Parties’ Communications with Board

All interested parties, whether stockholders or otherwise, may send written communications to the Board of Directors or specified individual directors by addressing their communications to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Secretary and delivered, in the form received, to the presiding director or, if so addressed, to a specified director.

Audit Committee

The Audit Committee is a separate committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee during fiscal 2006 were A. George Battle, Andrew Cecere (Chair) and Guy R. Henshaw. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent auditors in their audit of our annual financial statements. The Audit Committee meets with management and the Company’s independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Board has determined that Messers. Battle, Cecere and Henshaw are each an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Exchange Act, and that all Audit Committee members are “financially literate,” consistent with NYSE listing standards. The Audit Committee held nine meetings during fiscal 2006.

Compensation Committee

The members of the Compensation Committee during fiscal 2006 were Tony J. Christianson, Alex W. Hart and Margaret L. Taylor (Chair). The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), 2002 Stock Bonus Plan (“SBP”), and 2003 Employment Inducement Award Plan (“EIAP”). The Compensation Committee held eleven meetings during fiscal 2006.

Governance, Nominating and Executive Committee

The members of the Governance, Nominating and Executive Committee during fiscal 2006 were A. George Battle (Chair), Guy R. Henshaw, and Margaret L. Taylor. This Committee may exercise certain powers of the full Board. It is also responsible for developing and recommending to the Board a set of corporate governance principles, identifying and considering appropriate candidates for election to the Board, and establishing the agenda for Board meetings. The Governance, Nominating and Executive Committee held four meetings during fiscal 2006.

Evaluation of Director Candidates.  In evaluating director candidates, the Committee will review all nominees for director regardless of the source of the nomination and will consider, in accordance with its charter, the composition of the Board as a whole, the requisite characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee has not established specific minimum qualifications in this connection. The Committee will recommend to the Board those nominees whose attributes it believes would be most beneficial to the Company. This assessment will include such considerations as independence, experience, integrity, competence, diversity, skills and dedication in the context of the needs of the Board.

Candidates Recommended by Stockholders.  The Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates to the Committee should write to the Office of the Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, stating in detail the candidate’s qualifications for consideration by the Committee. If a stockholder wishes to nominate a director other than a person nominated by or on behalf of the Board, he or she must comply with certain procedures set out in the Company’s By-laws.

Action on Director Candidates.  Following consideration by the Governance, Nominating and Executive Committee, the full Board will review and act, or recommend action to the stockholders, as appropriate, with respect to director nominees. Invitation to join the Board will be extended by the Board, acting through its Chair, and by the Chief Executive Officer.

Board, Committee and Director Performance.  The Governance, Nominating and Executive Committee oversees the processes developed by each of the Board’s committees for the execution of its duties, and oversees and reports to the Board on an annual self-assessment of the performance of the Board, each standing committee of the Board, and each individual Director.

Director Compensation

Each director who is not an employee of the Company (an “Outside Director”) receives a combination of cash and options to purchase Company stock. We periodically review our program of director compensation in view of our belief that director compensation should be competitive and should link rewards to stockholder returns through increased ownership of our stock. During fiscal 2006, Outside Directors were compensated as described below.

Cash Compensation.  In fiscal 2006, each Outside Director other than the Chair received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. The Chair received an annual retainer of $40,000 for services as Chair, plus $2,000 for each Board and $1,000 for each committee meeting attended. Outside Directors who are chairs of standing committees at the time of the Annual Meeting of Stockholders received an additional $5,000 per year. Each Outside Director has the right, prior to the annual meeting, to elect to receive such annual retainer in the form of options to purchase our Common Stock instead of cash, on the same terms as the annual grants to Outside Directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. In fiscal 2006, Ms. Taylor and Mr. Lansing received an option to purchase 1,119 and 895 shares, respectively, pursuant to such an election. If a director becomes a committee chair after the Annual Meeting of Stockholders, he or she receives, in lieu of any other compensation with respect to that position, $15,000, $10,000 or $5,000, if he or she assumes that position in the first through third, fourth through sixth, or seventh through ninth months, respectively, after the Annual Meeting of Stockholders for that year.

Stock Compensation.  Under our LTIP as amended, each Outside Director receives a grant of 30,000 non-qualified stock options (the “Initial Grant”) upon election as an Outside Director and a grant of 11,250 non-qualified options on the date of each annual meeting, provided such member has been an Outside Director since the prior annual meeting (the “Annual Grant”). In addition, each Outside Director who serves as a standing committee chairperson receives 1,500 non-qualified stock options (“Committee Chair Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election, and they are exercisable in full upon termination of the Outside Director’s services for any reason. Annual Grants and Committee Chair Grants are immediately exercisable upon grant. All option grants to Outside Directors expire 10 years after the date of grant.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of seven members. Our Board of Directors has nominated the following seven persons for election as directors to serve until the 2008 Annual Meeting of Stockholders, and thereafter until their respective successors are duly elected and qualified. All nominees are standing for re-election as a director of the Company. If any nominee is unable or declines to serve (a contingency which we do not now foresee), either the proxies named in the accompanying form will vote the shares represented by them for any nominee who may be nominated by the present Board of Directors to fill such vacancy, or the size of the Board will be reduced accordingly.

A. George Battle.  Director since August 1996 and Chair of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Member of the Audit Committee; age 62.

From January 2004 through August 1, 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Accenture Ltd., global accounting and consulting firms. Mr. Battle’s last position at Accenture was Managing Partner, Market Development, responsible for Accenture’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of the following public companies in addition to Fair Isaac: Netflix Inc., Advent Software, Inc., and Expedia, Inc. He is also a director of the Masters Select family of funds; Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Andrew Cecere.  Director since April 2004; Chair of the Audit Committee; age 46.

Mr. Cecere holds the position of Vice Chairman, Wealth Management of U.S. Bancorp, a bank holding company, a position he has held since 2001. From 1985 through 2001, he held various senior financial executive positions with U.S. Bancorp and its predecessors, including Chief Financial Officer from 2000 to 2001, vice chairman for corporate trust and leasing business lines, a member of the U.S. Bancorp Operating Committee from 2000 to 2001, and manager of treasury management, international banking and government banking functions from 1999 to 2000. Mr. Cecere is not a director of any public company other than Fair Isaac. Mr. Cecere received an undergraduate degree from the University of St. Thomas and an M.B.A. from the University of Minnesota.

Tony J. Christianson.  Director since November 1999; Member of the Compensation Committee; age 54.

Since 1980, Mr. Christianson has been a Managing Partner of Cherry Tree Investments, Inc., a private equity investment firm focused on application service providers, education businesses and information technology services companies. Mr. Christianson is a director of the following public company in addition to Fair Isaac: Peoples Education Holding, Inc. He received an undergraduate degree from Saint John’s University, Collegeville, Minnesota, and an M.B.A. from the Harvard Business School.

Alex W. Hart.  Director since August 2002; Member of the Compensation Committee; age 66.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1996. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart is a director of the following public companies in addition to Fair Isaac: Global Payments, Inc., where he is Chairman of the Governance and Nominating Committee and serves on the Compensation Committee; SVB Financial Inc., f/k/a Silicon Valley Bancshares Inc., where he serves as Chairman of the Board, is Chairman of the Governance and Nominating Committee and sits on the Compensation Committee; and VeriFone Inc., where he is a member of the Governance Committee. He served as a director of HNC Software Inc. (“HNC”) from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.

Guy R. Henshaw.  Director since February 1994; Member of the Audit and Governance, Nominating and Executive Committees; age 60.

Since October 1995, Mr. Henshaw has been a partner in Henshaw/Vierra Management Counsel, L.L.C., a strategy and management consulting firm. He is also a Vice President of Eubel, Brady & Suttman Asset Management, an investment management firm, located in Dayton, Ohio. From January 1992 until September 1995, he was Chairman and Chief Executive Officer of Payday, a payroll outsourcing services company. From 1984 to 1991 he was President, Chief Financial Officer and a director of Civic BanCorp. Mr. Henshaw is not a director of any public company other than Fair Isaac. He received an undergraduate degree from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

William J. Lansing.  Director since February 2006; age 48.

Since 2004, Mr. Lansing has served as Chief Executive Officer and President of Value Vision Media, Inc., which owns and operates Shop NBC, an upscale television and Internet retailer. From 2001 to 2003, he served as a General Partner of General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chairman/Chief Executive Officer of Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development for General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President of Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc., where he last served as a Partner in the firm’s Consumer Services Practice. Mr. Lansing serves on the following public company boards in addition to Fair Isaac: Digital River, Inc., RightNow Technologies, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Margaret L. Taylor.  Director since December 1999; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; age 55.

Since 2000, Ms. Taylor has served as a managing partner of B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until June 1999, she was a Senior Vice President of PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management of Hibernia Bank. Ms. Taylor is a director of the following public company in addition to Fair Isaac: RightNow Technologies, Inc. She holds a B.A. in Psychology and Communications from Lone Mountain College in San Francisco, California.

Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders. Officers serve until their successors are elected and qualified. There are no family relationships between any of the directors and any executive officer.

Vote Required

A plurality of the votes cast is required for the election of each director.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. The Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors for the Company’s fiscal year ending September 30, 2007. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our By-laws or otherwise, we are submitting the selection of Deloitte & Touche to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent auditors, Deloitte & Touche, for the fiscal years ended September 30, 2006, and September 30, 2005, for the audit of the Company’s annual financial statements for, and fees for other services rendered by the firm during those respective periods.

	2006	2005

Audit Fees	$2,720,000	$3,270,000
Audit-Related Fees	519,000	553,000
Tax Fees	346,000	743,000
All Other Fees	2,000	2,000

Total	$3,587,000	$4,568,000

Audit Fees.  Audit fees consisted of fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements, quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and Securities and Exchange Commission (“SEC”) registration statement services.

Audit-Related Fees.  Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services.

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services.

The Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined these services for fiscal 2006 and 2005 were compatible. None of the services described above were approved by the Audit Committee pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such pre-approvals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of December 12, 2006 (except as otherwise noted), by (a) each of our directors and nominees for director, (b) each of the executive officers named in the Summary Compensation Table below, (c) all of our executive officers and directors as a group, and (d) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock.

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

FMR Corp.[3]	8,395,387	14.7
82 Devonshire Street
Boston, MA 02109
Neuberger Berman, LLC[3]	3,703,765	6.5
605 Third Avenue
New York, NY 10158-3698
Kayne Anderson Rudnick Investment Management, LLC[3]	3,531,772	6.2
1800 Avenue of the Stars, #200
Los Angeles, CA 90067
Barclays Global Investors UK Holdings Limited[3]	2,854,932	5.0
1 Churchill Place
London, E14 5HP, England
Thomas G. Grudnowski[4]	1,561,667	2.7%
Charles M. Osborne[5]	191,602	*
Tony J. Christianson[6]	175,886	*
A. George Battle[7]	170,847	*
Eric J. Educate[8]	154,404	*
Michael S. Chiappetta[9]	139,613	*

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Margaret L. Taylor[10]	123,037	*
Guy R. Henshaw[11]	106,356	*
Alex W. Hart[12]	104,491	*
Michael H. Campbell[13]	57,500	*
Andrew Cecere[14]	24,750	*
William J. Lansing[15]	11,895	*
All executive officers and directors as a group (19 persons)[16]	4,443,635	7.8%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to February 10, 2007, the shares underlying those options are included in the number for such person as if such person had exercised those options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on Form 13F filed by this person as of September 30, 2006. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Includes options to purchase 1,539,167 shares.

[5]	Includes options to purchase 167,500 shares

[6]	Includes options to purchase 154,511 shares

[7]	Includes options to purchase 151,500 shares. Also includes 4,388 shares held by Mr. Battle’s son who resides with him and includes 337 shares held by his sister, as to which he has dispositive power. Mr. Battle disclaims beneficial ownership of the shares held by his son and sister.

[8]	Includes options to purchase 150,000 shares.

[9]	Includes options to purchase 136,250 shares.

[10]	Includes options to purchase 111,037 shares.

[11]	Includes options to purchase 63,791 shares.

[12]	Includes options to purchase 92,491 shares.

[13]	Represents options to purchase 57,500 shares.

[14]	Represents options to purchase 24,750 shares.

[15]	Includes options to purchase 6,895 shares.

[16]	Includes the shares in notes 4 thru 15 above, including a total of 3,597,718 shares subject to options exercisable on or prior to February 10, 2007, by all the persons in the group.

EXECUTIVE COMPENSATION

Compensation

The following table sets forth the cash and non-cash compensation awarded to, earned by, or paid to (a) the Chief Executive Officer, and (b) each of our other four most highly compensated executive officers at the end of the Company’s 2006 fiscal year. The information is presented for services rendered in all capacities to the Company and its subsidiaries during the fiscal year ended September 30, 2006.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
				Other	Awards		Payouts
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
		Salary[1]	Bonus[1]	sation[2]	Awards	Options	Payouts	sation[3]
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Thomas G. Grudnowski	2006	653,269	660,000	16,017	0	200,000	0	0
Former President and Chief	2005	649,038	850,000	3,526	0	150,000	0	0
Executive Officer	2004	596,155	0	591	0	562,500	0	0
Charles M. Osborne	2006	390,385	100,000	1,247	0	70,000	0	8,800
Interim Chief Executive	2005	363,462	53,000	0	0	30,000	0	11,677
Officer, Vice President	2004	127,884	0	0	0	270,000	0	4,308
and Chief Financial Officer
Michael S. Chiappetta	2006	364,423	100,000	0	0	90,000	0	8,800
Vice President EDM	2005	330,385	40,000	0	0	60,000	0	8,400
Technology & Custom Solutions	2004	305,193	0	0	0	50,000	0	8,200
Michael H. Campbell[4]	2006	375,000	80,000	0	0	30,000	0	0
Vice President Financial	2005	164,423	0	0	0	200,000	0	6,920
Services Industry	2004	0	0	0	0	0	0	0
Eric J. Educate	2006	324,231	90,000	5,781	0	70,000	0	8,800
Vice President, Chief	2005	308,654	53,000	0	0	40,000	0	8,400
Marketing Officer	2004	282,115	0	0	0	50,000	0	8,200

[1]	For Mr. Grudnowski, represents annual salary and bonus compensation earned during the indicated fiscal year, including portions thereof paid following the end of the fiscal year. For all other persons in this table, represents salary and bonus paid during the fiscal year, regardless of when earned.

[2]	Represents annual compensation related to imputed income and relevant tax gross-up payments related to the value of business and personal use of Company-owned aircraft.

[3]	Except as otherwise described in this footnote, represents for fiscal 2006 the value of employer contributions to accounts of each of the named persons in the Company’s 401(k) Plan. The amount shown for Mr. Campbell represents income related to relocation activities.

[4]	Mr. Campbell began working for the Company in April 2005.

The following table sets forth certain information concerning options to purchase Company stock granted during fiscal 2006 to the persons named in the “Summary Compensation Table.”

Option Grants in Last Fiscal Year

	Individual Grants
		% of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of
	Underlying	Employees	Exercise		Stock Price Appreciation for
	Options	in Fiscal	Price	Expiration	Option Term[6]
Name	Granted	Year[4]	Per Share	Date	5%	10%

Thomas G. Grudnowski	200,000[1]	6.2%	$41.07	04/30/11[5]	$2,541,915	$5,694,869
Charles M. Osborne	70,000[2]	2.2%	$47.45	11/20/12	$1,352,184	$3,151,164
Michael S. Chiappetta	70,000[2]		$47.45	11/20/12	$1,352,184	$3,151,164
	20,000[3]	2.8%	$35.61	05/22/13	$289,803	$675,314
Michael H. Campbell	30,000[2]	0.9%	$47.45	11/20/12	$579,507	$1,350,499
Eric J. Educate	60,000[2]		$47.45	11/20/12	$1,159,015	$2,700,998
	10,000[3]	2.2%	$35.61	05/22/13	$144,901	$337,657

[1]	Granted at fair market value on October 20, 2005, and vests in three equal increments on October 20th of each of the first three anniversaries of the grant date commencing October 20, 2006.

[2]	Granted at fair market value on November 21, 2005, and vests in 25% increments annually on November 21st of each of the first four anniversaries of the grant date commencing November 21, 2006.

[3]	Granted at fair market value on May 23, 2006, and vests in 25% increments annually on May 23rd of each of the first four anniversaries of the grant date commencing May 23, 2007.

[4]	Based on approximately 3,241,800 options granted to employees in fiscal 2006.

[5]	As a result of the termination of Mr. Grudnowski’s employment with the Company, which will become effective on January 31, 2007, the expiration date for these options will be May 1, 2009.

[6]	The 5% and 10% rates of appreciation are specified for illustrative purposes as required by the SEC and are not intended to forecast future appreciation, if any, of our stock. If our stock does not increase in value above the exercise price, then the option grants described in the table will be valueless.

The following table sets forth certain information concerning the exercise, availability and value of options to purchase Company stock granted during fiscal 2006 to the persons named in the “Summary Compensation Table.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired	Value	Options at Fiscal Year End		Options at Fiscal Year End[2]
Name	on Exercise	Realized[1]	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Grudnowski	100,000	$3,750,030	1,690,000	562,500	$22,879,880	$1,384,253
Charles M. Osborne	0	$0	142,500	227,500	$424,900	$493,300
Michael S. Chiappetta	0	$0	77,500	178,750	$575,274	$524,962
Michael H. Campbell	0	$0	50,000	180,000	$148,000	$444,000
Eric J. Educate	0	$0	102,500	140,000	$866,422	$405,700

[1]	Equal to the closing sales price of our Common Stock as reported by the NYSE on the date the options were exercised, less the exercise price.

[2]	Based on the closing sales price of our Common Stock as reported by the NYSE on September 30, 2006 ($36.57), less the exercise price.

The following table provides certain information as of September 30, 2006, with respect to our equity compensation plans:

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued upon	Weighted Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders[1]	12,361,690	$27.83	1,853,040[2]
Equity compensation plans not approved by security holders[3]	1,422,936	$26.43	1,894,124
Total	13,784,626	$27.11	3,747,164

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the LTIP; four plans acquired as part of our acquisition of Braun Consulting, Inc. (collectively referred to as the “Braun Legacy Approved Plans”); and six plans or arrangements acquired as part of our acquisition of HNC (collectively referred to as the “HNC Legacy Approved Plans”). A total of 66,450 shares of Common Stock are available for future issuance under the Braun Legacy Approved Plans, and a total of 930,635 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans. Only two of the Braun Legacy Approved Plans have shares of Common Stock available for future issuance at September 30, 2006: the Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, which has 60,852 shares available; and the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan, which has 5,598 shares available. All Braun Legacy Approved Plans permitted the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. The Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan permits the issuance of options through April 23, 2010, while the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan permits the issuance of options through August 5, 2009. Under NYSE rules, use of these plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the Braun acquisition. No options have been issued under either of these plans since the Company’s acquisition of Braun in November 2004, and the Company has no present plans or commitments to issue additional options under these plans. The HNC Legacy Approved Plans and the number of shares of Common Stock available for future issuance at September 30, 2006, under each such plan are the following: 1998 Practical Control Systems Stock Option Plan, 66,855 shares; 1999 Onyx Technologies Stock Plan, 880 shares; 1999 Systems/Link Corporation Option Plan, 7,553 shares; the 1999 eHNC Equity Incentive Plan, 100,743 shares; 2000 Advanced Information Management Solutions, Inc. Plan, 167 shares; and 2001 Equity Incentive Plan, 754,439 shares. Each of the HNC Legacy Approved Plans permits the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. Each of the HNC Legacy Approved Plans permits the issuance of options through the tenth anniversary of the plan’s adoption. Under NYSE rules, use of HNC Legacy Approved Plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under any of the HNC Legacy Approved Plans since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans.

[2]	Under the LTIP, a number of shares equal to 4% of the number of shares of our Common Stock outstanding on the last day of the preceding fiscal year are available for grant under that plan in each fiscal year. The amount shown in the table does not include the additional shares that became available for grant on October 1, 2006.

[3]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the EIAP; the SBP; the 1995 Retek Distribution Corporation stock option arrangements (the “Retek Arrangements”); the HNC 1998 Stock Option Plan; and individual option grants to some of our executive officers and our Chairman of the Board. Under each of the individual option grants, the exercise price of the options was equal to the fair market value on the date of grant and, except in one case noted below, the options vest in equal installments over four years. The recipients of these options, the grant date and the number of outstanding shares covered by the options are as follows: Thomas G. Grudnowski, August 1999, 342,500 shares (options vest 25% on the first anniversary of the grant date and in equal monthly installments thereafter during ensuing three years); Thomas G. Grudnowski, May and November 2001, 225,000 shares; and A. George Battle, February 2002, 16,875 shares. A total of 17,747 shares of Common Stock are available for future issuance under the Retek Arrangements, and 376,211 shares of Common Stock are available for future issuance under the HNC 1998 Stock Option Plan. All options granted under the Retek Arrangements and the HNC 1998 Stock Option Plan must be granted through the tenth anniversary of the plan’s adoption, must have an exercise price equal to the fair market value on the date of grant, and generally vest over four years.

Executive Officer Employment Agreements — Thomas G. Grudnowski

Mr. Thomas G. Grudnowski served as the Company’s Chief Executive Officer and as a director from December 2, 1999, until his resignation from those positions on November 1, 2006. Prior to November 1, 2006, Mr. Grudnowski was employed by the Company pursuant to an Employment Agreement that we entered into with him on January 30, 2004 (the “Grudnowski Employment Agreement”). On November 1, 2006, in connection with his resignation as Chief Executive Officer, we entered into a Transition Agreement with Mr. Grudnowski (the “Grudnowski Transition Agreement”) that supersedes the Grudnowski Employment Agreement. Pursuant to the Grudnowski Transition Agreement, Mr. Grudnowski will remain an employee of the Company until January 31, 2007.

The material provisions of the Grudnowski Employment Agreement, which governed Mr. Grudnowski’s employment with the Company prior to his resignation as Chief Executive Officer on November 1, 2006, are summarized below.

Salary.  Mr. Grudnowski’s base salary was $660,000 per year, subject to annual performance-based review and upward adjustment. Downward adjustments to Mr. Grudnowski’s salary could only be made if such reductions were a part of a general reduction in the base salary of all executive officers of the Company.

Bonus.  Mr. Grudnowski was eligible for an annual cash bonus of zero to two times his annual base salary, depending on the achievement of certain strategic, business, and financial objectives determined by the Compensation Committee in consultation with Mr. Grudnowski. Mr. Grudnowski did not participate in any of the Company’s other cash bonus plans. On November 1, 2006, the Compensation Committee awarded Mr. Grudnowski an annual bonus of $660,000 for fiscal 2006. The Compensation Committee based this bonus award on the Company’s financial performance, including the extent to which earnings per share and revenue goals for fiscal 2006 were achieved, and Mr. Grudnowski’s achievement of established strategic goals, including significant progress toward addressing the Company’s structural challenges by reorganizing the Company’s approach to its markets. This bonus award was then reflected in the Grudnowski Transition Agreement.

Stock Options.  Pursuant to the Grudnowski Employment Agreement, for fiscal years 2004 through 2007, Mr. Grudnowski was to be awarded options under the LTIP to purchase between zero and 300,000 shares, subject to adjustment for stock splits (beyond the March 10, 2004, stock split which is already reflected in these figures) and dividends, pursuant to a formula depending on the Company’s performance relative to the annual “total shareholder return” (including market performance and dividend payment) for companies listed on the S&P 900 Index compounded over the three-year period ending on the last day of the applicable fiscal year. Mr. Grudnowski was awarded options under the LTIP to purchase 150,000 shares of common stock at their closing fair market value on October 20, 2004, as part of his annual performance review for the fiscal year ended September 30, 2004. He was awarded options under the LTIP to purchase 200,000 shares of common stock at their closing fair market value on October 20, 2005, in connection with his annual performance review for the fiscal year-ended September 30, 2005. The calculations required by the Grudnowski Employment Agreement were performed by an executive compensation firm retained by the Company. All of these options vest in equal increments over three years, on each anniversary of the award date, subject to the terms of the LTIP and a stock option agreement. The Grudnowski Employment Agreement provided that Mr. Grudnowski could exercise options granted to him for up to two years and 90 days after termination, unless his employment was terminated for cause, or he exercised his right to early termination. Therefore, as a result of the January 31, 2007, termination of Mr. Grudnowski’s employment with the Company, the expiration date for these options will be May 1, 2009. The number of options calculated pursuant to the Grudnowski Employment Agreement was a minimum number, and the Company could also, in its sole discretion, grant Mr. Grudnowski additional options if such grant was deemed appropriate. No grant was to be made if the Company believed in good faith that such grant would violate applicable law or exchange rules.

Other Benefits.  Mr. Grudnowski participated in the Company’s general employee benefits plans and programs. The Company provided Mr. Grudnowski with $500,000 in group term life insurance and four weeks’ paid vacation.

The material provisions of the Grudnowski Transition Agreement, which superseded the Grudnowski Employment Agreement, are summarized below.

Scope of Engagement.  Mr. Grudnowski will remain an employee of the Company until January 31, 2007, to provide transition assistance and other special project support as specifically requested by the Chair of the Board of Directors or the Chief Executive Officer.

Salary.  Mr. Grudnowski will continue to receive his annual base salary of $660,000 until January 31, 2007.

Severance Pay.  The Company agreed to pay Mr. Grudnowski severance pay in the aggregate amount of $1,320,000. Such severance is payable in a lump sum on or about August 3, 2007.

Non-Disclosure, Non-Competition and Non-Solicitation.  Mr. Grudnowski reaffirmed certain customary confidentiality and non-disclosure agreements to which he was a party. Mr. Grudnowski also agreed that, until January 31, 2009, he will not directly or indirectly compete with the Company or participate in any way with an entity that competes with the Company, and he will not in any way solicit or induce any person who is employed or engaged by the Company to terminate his or her employment or other relationship with the Company.

Incentive Compensation.  The Compensation Committee awarded Mr. Grudnowski an annual bonus of $660,000 for fiscal 2006, and this was reflected in the Grudnowski Transition Agreement. Mr. Grudnowski is not eligible to receive any other incentive compensation, including any option grants, for fiscal 2006 or 2007.

Stock Options.  Mr. Grudnowski forfeited the scheduled vesting of 187,500 shares of Common Stock subject to a stock option granted to him on January 30, 2004. All other stock options held by Mr. Grudnowski will continue to be governed by the terms of the applicable stock option agreements he entered into with the Company.

Other Benefits.  Mr. Grudnowski will continue to participate in the Company’s general employee benefits plans and programs until January 31, 2007, except that he will not accrue additional vacation time after November 1, 2006. Mr. Grudnowski was paid $14,942.13 for all of his earned and unused vacation time as of November 1, 2006.

Executive Officer Change-in-Control Arrangements

Each of Messrs. Campbell, Chiapetta, Educate, Grudnowski and Osborne is, or was during the period of their fiscal 2006 employment by us, a party to a Management Agreement with the Company. Subject to certain provisions in these agreements, each officer who is a party to a Management Agreement is eligible for the following benefits, among others, if such officer’s employment is terminated or the officer’s responsibilities or compensation are materially diminished within one year following the occurrence of specified events generally involving a change in control of the Company: (a) a payment equal to such officer’s annual base compensation then in effect, plus an amount equal to such officer’s bonus or cash incentive payment for the fiscal year preceding the change in control; (b) the immediate vesting of all stock options and satisfaction of the restrictions on any restricted stock held; and (c) the right to continue to participate in any health, disability and life insurance plan or other program then in effect. Change-in-control events potentially triggering benefits under the Management Agreements would occur if any person acquires 30% or more of our outstanding Common Stock, and the current directors and those elected directors under normal circumstances cease to be a majority of the Board, or if a merger or other business combination occurs and our stockholders receive less than 70% of the resulting equity.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee is composed of three directors, each of whom has been determined by the Board to be an “independent director” under the Company’s guidelines and the NYSE listing requirements. The members of the Audit Committee are A. George Battle, Andrew Cecere and Guy R. Henshaw. The Board has determined that Messers. Battle, Cecere and Henshaw are each an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Exchange Act, and that all Audit Committee members are “financially literate,” consistent with NYSE listing standards. The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee meets with management and the independent auditor as may be required. The independent auditor has full and free access to the Audit Committee without the presence of management. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter, as amended and restated December 4, 2006, is attached as Exhibit A to this Proxy Statement. This report relates to the activities undertaken by the Audit Committee in fulfilling these responsibilities.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP (“Deloitte & Touche”) served as the Company’s independent auditor for the fiscal year ended September 30, 2006. In fiscal 2006, the Audit Committee met and held discussions with management and Deloitte & Touche on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and the independent auditor the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006. This review included a discussion of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte & Touche also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte & Touche the firm’s independence.

During fiscal 2006, the Audit Committee reviewed all audit and non-audit services performed for the Company by Deloitte & Touche and considered whether Deloitte & Touche’s provision of non-audit services was compatible with maintaining its independence from the Company. The Audit Committee also received reports from management regarding the Company’s policies, processes and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics. In connection with these reports, the Audit Committee consulted with legal counsel regarding the corporate governance environment and considered additional procedures or matters that should be undertaken or assumed by the Audit Committee.

Following the conclusion of fiscal 2006, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee received from Deloitte & Touche its attestation report on management’s assessment and report on the

Company’s internal control over financial reporting. The Audit Committee reviewed and discussed the results of management’s assessment and Deloitte & Touche’s attestation.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

A. George Battle
Andrew Cecere (Chair)
Guy R. Henshaw

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-employee directors, each of whom has been determined by the Board to be an “independent director” under the Company’s criteria for determining director independence and the New York Stock Exchange listing requirements. The Compensation Committee determines all aspects of the compensation of our executive officers and considers and makes recommendations to the Board concerning action with respect to broadly based compensation and benefits plans. The Compensation Committee also administers the Company’s 1992 Long-term Incentive Plan (“LTIP”), its 2003 Employment Inducement Award Plan (“EIAP”), its 2002 Stock Bonus Plan (“SBP”), and a number of stock-based compensation plans assumed by the Company pursuant to acquisitions. The Compensation Committee operates under a charter, which is available on the Company’s web site.

Our executive compensation program is designed to be market competitive while meeting the primary goals of attracting, retaining and motivating well-qualified individuals. Significant portions of executive compensation are tied to achieving targets for revenue growth and operating margin, and to aligning our executives’ interests with those of our stockholders through the use of stock-based compensation. The Compensation Committee retains the services of a qualified executive compensation consulting firm in connection with its work.

In fiscal 2006, our executive compensation program consisted of three core components: annual base salary, participation in our cash incentive bonus plan, and the opportunity to receive equity awards under the Company’s stock-based compensation plans.

Executive officers were eligible to participate in the same health and welfare benefits plans as our general employee population. These include group health and life insurance, participation in the employee stock purchase and 401(k) plans, and the potential for a profit sharing contribution to the 401(k) accounts made at the discretion of the Board of Directors. Executive officers were also eligible to participate in a Supplemental Retirement and Savings Plan, pursuant to which participants may annually defer up to 25% of their base pay and up to 75% of their incentive pay and bonuses on a pre-tax basis until retirement or disability. Deferred amounts are credited with earnings based on the performance of investment funds selected by each participant.

Annual Base Salary

The Compensation Committee determines the annual base salary of each of our executive officers, including the Chief Executive Officer, subject to the provisions of any employment agreements, which also must be approved by the Compensation Committee. Salaries are adjusted annually by considering the officer’s duties and responsibilities, the officer’s demonstrated ability to impact the Company’s operations and profitability, the officer’s experience and past individual performance, operational and strategic Company performance, competitive market practices and internal equity factors.

Incentive Bonus Plans

Substantially all of the Company’s employees participate in incentive plans based on the Company’s performance against established incentive plan goals for revenue growth and operating margin set by the Compensation Committee of the Board of Directors at the commencement of each fiscal year. For fiscal 2006, four such plans were approved by the Compensation Committee: the Broad-Based Incentive Plan, for non-executive employees in non-sales roles (“BBIP”); the Management Incentive Plan, for executive officers (“MIP”); the Sales Incentive Plan, for sales employees focused on mature markets (“SIP”); and the Consulting Incentive Plan, for partner-level employees focused on business development in certain emerging markets (“CIP”) (collectively, the “Incentive Plans”). The BBIP and MIP provided for quarterly payouts, with a pool of funds available for distribution based upon the Company’s performance against pre-established goals, and the payout range assigned to individual participants in each plan based upon the participant’s scope of responsibility. The Compensation Committee sets the incentive compensation payout range for each of the executive officers. The SIP and CIP provided for payouts based upon the achievement of individually assigned goals established by Company management at the beginning of the fiscal year. Employees with roles involving the direct generation of new business had goals with specific financial quotas and targeted incentive earnings, and incentive awards were tied to the generation of new business. Employees with roles involving primarily pre-sales or other support activities had goals focused on the achievement of key milestones.

During fiscal 2006, the MIP involved two performance factors: a quarterly evaluation of the Company’s actual performance in relation to revenue growth and operating margin goals previously established by the Board of Directors; and the Committee’s assessment of individual participant performance. Company performance against established incentive plan goals determined the size of the overall incentive pool available for payout each quarterly cycle, while individual participant performance determined individual awards from this pool.

Company performance in the first quarter of fiscal 2006 supported the payment of incentive bonus awards to all eligible participants in the BBIP and MIP, totaling $3.0 million. Because Company performance was below targeted levels in the second and third quarters of fiscal 2006, no incentive bonus plan awards were paid under the BBIP and MIP for those periods to any Company employee, consistent with the Compensation Committee’s philosophy of maximizing the alignment between management’s compensation and growth in stockholder value. In the fourth quarter of fiscal 2006, the Company’s performance again supported the payment of incentive bonus awards with awards to all participants in the BBIP and MIP totaling $4.5 million.

Stock-Based Compensation Plans

The Compensation Committee administers the LTIP, the EIAP, the SBP, and certain other stock-based compensation plans assumed through acquisitions as described below. The primary purpose of these plans is to align the interests of the Company’s workforce, including management, with the interests of its stockholders. Individual awards under all of these plans are granted based on assigned level of responsibility and individual performance.

The LTIP is the principle vehicle by which stock-based compensation is awarded to our employees and executive officers. Awards under the LTIP are made to prospective employees to induce them to accept employment with the Company, and to existing employees to recognize individual contributions and to foster retention. Grants under the LTIP, including grants to senior executives, are designed to meet these objectives. The options awarded under the LTIP to Messrs. Campbell, Chiapetta, Educate, Grudnowski and Osborne and in fiscal 2006 are reflected in this Proxy Statement, in the table captioned “Option Grants in Last Fiscal Year”.

The EIAP was adopted in November 2003, following a detailed analysis of our anticipated acquisition-driven growth and a determination that existing equity plans would provide an insufficient number of options to effectively support this growth. The EIAP was initially used to grant options to new hires below the executive officer level, outside the acquisition context. In May 2004, the Compensation Committee determined to use the plan solely for acquisition-related grant activity. Under both the LTIP and the EIAP, the Compensation Committee may award our executive officers options to purchase our Common Stock or shares of restricted stock. The exercise price for all options granted under these plans must be at least equal to the fair market value of the shares on the date of grant. Grants under both plans typically vest over an extended period of time, consistent with the Compensation Committee’s desire to foster retention. No awards were made from this plan in fiscal 2006.

The SBP was adopted to provide stock-driven incentives to key employees to motivate and reward the successful completion of the acquisition of HNC Software, Inc. (“HNC”) and integration of the HNC business. Under this plan, the Compensation Committee may award stock to key employees, subject to terms and conditions, including vesting requirements and price, specified by the Compensation Committee at the time of the award and memorialized in a written agreement between the Company and the recipient. After the initial 2002 awards under the SBP, no further shares were available for award under this plan, and new shares would only be available to the extent that the initial awards were forfeited before the restrictions lapsed. No awards of restricted stock have been made under this plan since the initial 2002 awards. All the shares under this plan vested in fiscal 2006.

In certain cases where we accomplished acquisitions by purchasing the stock of the acquired entity, some of our senior executives who were employees of these companies hold options originally granted under plans of the predecessor entity.

Limits on Tax-Deductible Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to our Chief Executive Officer and four highest paid executives employed at the last day of the fiscal year. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company has not adopted any formal policy with respect to Section 162(m), although the Compensation Committee generally structures compensation to be deductible and considers the cost and value to the Company in making compensation decisions that could result in non-deductibility. The Compensation Committee has on occasion made decisions that have resulted or may result in non-deductible compensation. The Compensation Committee believes that these decisions were appropriate and in the best interests of the Company.

CEO Compensation

Thomas G. Grudnowski served as our Chief Executive Officer during all of fiscal 2006 and until his resignation from that position on November 1, 2006. During fiscal 2006, Mr. Grudnowski was compensated pursuant to an employment agreement which was entered into with him on January 30, 2004 (the “Grudnowski Employment Agreement”). The underlying philosophy of this agreement was consistent with the philosophy generally applicable to all of the Company’s executive officers, as described above in this report. In connection with Mr. Grudnowski’s resignation as Chief Executive Officer, he entered into a Transition Agreement with the Company on November 1, 2006 (the “Grudnowski Transition Agreement”). Pursuant to the Grudnowski Transition Agreement, Mr. Grudnowski will remain an employee of the Company until January 31, 2007 and will receive his base salary until that date. Under the Grudnowski Transition Agreement, Mr. Grudnowski also forfeited the scheduled vesting of 187,500 shares of Common Stock subject to a stock option granted to him on January 30, 2004, under the Grudnowski Employment Agreement. A more detailed description of the terms of the Grudnowski Employment Agreement and the Grudnowski Transition Agreement is contained elsewhere in this Proxy Statement under the heading “Executive Officer Employment Agreements — Thomas G. Grudnowski.”

On October 20, 2005, as part of Mr. Grudnowski’s annual performance review, additional options to purchase 200,000 shares of Common Stock were granted under the LTIP to Mr. Grudnowski based on the formula set out in the Grudnowski Employment Agreement. All of Mr. Grudnowski’s options under the Grudnowski Employment Agreement vest in three equal installments on each of the first three anniversaries of the date of the grant, except for the shares for which vesting was forfeited under the Grudnowski Transition Agreement. As a result of the termination of Mr. Grudnowski’s employment on January 31, 2007, all of these options will expire if unexercised by May 1, 2009 (as a result of the termination of his employment on January 31, 2007).

The Compensation Committee took action on November 1, 2006, to determine Mr. Grudnowski’s incentive bonus for fiscal 2006 under the criteria established by the Committee as contemplated by the Grudnowski Employment Agreement. The Compensation Committee awarded Mr. Grudnowski an annual bonus of $660,000 for fiscal 2006. The Compensation Committee based this bonus award on the Company’s financial performance, including the extent to which earnings per share and revenue goals for fiscal 2006 were achieved, and Mr. Grudnowski’s achievement of established strategic goals, including significant progress toward addressing the Company’s structural challenges by reorganizing the Company’s approach to its markets. This bonus award was then reflected in the Grudnowski Transition Agreement.

On December 20, 2005, the Compensation Committee increased Mr. Grudnowski’s annual base salary by 5.6% to $660,000 with an effective date of November 19, 2005. The increase was made in conjunction with the Compensation Committee’s annual base salary review and adjustment process for Mr. Grudnowski as contemplated by the Grudnowski Employment Agreement, and the effective date determination was consistent with that used for other Company employees as part of the Company’s annual performance review process. This is the base salary that Mr. Grudnowski will continue to receive until January 31, 2007, pursuant to the Grudnowski Transition Agreement.

On November 1, 2006, Mr. Osborne was elected interim Chief Executive Officer of the Company. In connection with this election, on November 8, 2006, the Compensation Committee granted Mr. Osborne an award of 20,000 shares of restricted stock under the LTIP, vesting on the first anniversary of the date of grant. No other elements of Mr. Osborne’s compensation were changed as a result of his election to this additional position.

Submitted by the Compensation Committee of the Board of Directors.

Tony C. Christianson
Alex W. Hart
Margaret L. Taylor (Chair)

Compensation Committee Interlocks and Insider Participation

Tony C. Christianson, Alex W. Hart, and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2006. Messrs. Christianson and Hart and Ms. Taylor are and were non-employee directors. None of our executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during the fiscal year ended September 30, 2006.

PERFORMANCE GRAPH

The following graph shows the total stockholder return of an investment of $100 in cash on September 30, 2001, in (a) the Company’s Common Stock, (b) the Research Data Group, Inc. Indices for the Standard & Poors’ 500 Stocks (U.S. Companies), and (c) the Standard & Poors’ 500 Application Software Index, in each case with reinvestment of dividends. These indices relate only to stock prices and do not purport to afford direct comparison of the business or financial performance of the companies. We do not believe there are any publicly traded companies that compete with us across the full spectrum of our product and service offerings.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
Among Fair Isaac Corporation,
the S&P 500 Index, and the S&P Application Software Index

INDEXED RETURNS
Total Return to Shareholders
(Includes reinvestment of dividends)

	Years Ending September 30

Company/Index	2001	2002	2003	2004	2005	2006
FAIR ISAAC CORP	100	104.04	187.89	139.86	215.06	175.90
S&P 500 INDEX	100	79.51	98.91	112.63	126.43	140.08
S&P 500 APPLICATION SOFTWARE	100	72.56	103.24	106.94	148.60	154.54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules of the SEC thereunder, require our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of their ownership and changes in ownership of our Common Stock with the SEC. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of Mr. Grudnowski’s children is employed as an attorney in the Company’s legal department and was paid total compensation in excess of $60,000 in fiscal 2006. This compensation is consistent with the Company’s compensation policies, and the Company believes that it is also consistent with prevailing market rates for comparable positions.

SUBMISSION OF PROPOSALS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2008 Annual Meeting of Stockholders, the proposal must be received at our Office of the Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 1, 2007, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to the Office of the Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought before the 2008 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to the Office of the Secretary and must otherwise comply with our By-laws. Our By-laws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not fewer than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (a) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (b) two days prior to the scheduled meeting date.

By Order of the Board of Directors

Andrea M. Fike
Vice President, General Counsel and Secretary

Dated: December 22, 2006

EXHIBIT A

FAIR ISAAC CORPORATION

AUDIT COMMITTEE CHARTER

Amended and Restated as of December 4, 2006

Purpose

The Audit Committee (the “Committee”) is appointed by the Board to oversee and assist the Board in overseeing (1) the integrity of the financial statements of Fair Isaac Corporation (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence requirements of the New York Stock Exchange and shall be financially literate, each as determined by the Board. At least one member of the Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission (“Commission”) rules.

The members of the Committee shall be appointed by the Board on the recommendation of the Governance, Nominating and Executive Committee. Audit Committee members may be replaced by the Board.

Committee Processes

The Audit Committee shall be presided over by a Chair selected by the Board or, in the absence of such selection, by the Committee’s members. The Chair, in consultation with the members of the Audit Committee, will determine the frequency and length of the Committee’s meetings and develop the Committee’s agenda.

The Audit Committee shall meet as often as it determines necessary or appropriate, but not less frequently than quarterly. The Audit Committee shall meet in executive session at least quarterly and shall meet quarterly with management in executive session, which session may include the internal auditors, the independent auditor, and the General Counsel in separate executive sessions. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members as appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain outside legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

Committee Authority and Responsibilities

Among its duties and responsibilities, the Audit Committee shall:

Financial Statement and Disclosure Matters

1. Meet to review and discuss with management and the independent auditor the annual audited financial statements, including reviewing the specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including reviewing the specific disclosures made in management’s discussion and analysis and the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4. Review and discuss reports from the independent auditors required by Commission rules and applicable professional standards.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and the Company’s policies regarding (a) earnings press releases, and (b) financial information and earnings guidance provided to analysts and rating agencies.

6. Discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any significant events, transactions or changes in accounting principles or estimates that potentially affect the quality of financial reporting, difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8. Receive reports from the independent auditor and management regarding the Company’s internal controls, and review and discuss the adequacy and effectiveness of the Company’s internal controls, including disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9. Receive reports from management regarding the Company’s disclosure controls and procedures, and review and oversee the adequacy and effectiveness of the Company’s disclosure controls and procedures.

10. Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

Oversight of the Company’s Relationship with the Independent Auditor

11. Be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). In this regard, the Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and the independent auditor shall report directly to the Audit Committee.

12. Evaluate the qualifications, performance and independence of the independent auditor, including reviewing and evaluating the lead partner of the independent auditor team.

13. Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor and establish policies and procedures for the pre-approval of auditing and permitted non-audit services to be provided by the independent auditor.

14. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company and any other relationships that could impact independence.

15. Oversee the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and regulation.

16. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor.

17. Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

18. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

19. Be responsible for the appointment and replacement of the senior internal auditing executive.

20. Review the significant reports to management prepared by the internal auditing department and management’s responses.

21. Discuss with the independent auditor and management any recommended changes in the planned scope of the internal audit and the responsibilities, budget and staff of the internal audit department, which shall report to the Audit Committee and coordinate activities administratively through the CFO.

Compliance Oversight Responsibilities

22. Oversee the Company’s compliance program, including the Company’s codes of conduct, and periodically review compliance with the codes of conduct.

23. Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

24. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. The Audit Committee is entitled to rely on the information provided by the Company’s management and the judgment and advice of professional experts and counselors.

EXHIBIT B

DIRECTOR INDEPENDENCE CRITERIA

An “independent” director is a director whom the Board of Directors has determined has no material relationship with Fair Isaac Corporation and its subsidiaries (collectively, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

For purposes of this definition, the Board has determined that a director of the Company is not “independent” if:

1. The director is, or within the last three years has been, an employee of the Company, or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company.

2. The director, or an immediate family member of the director, has received more than $100,000 in direct compensation from the Company during any 12-month period during the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) is not considered for purposes of this standard.

3. The director, or an immediate family member of the director, is a current partner of the Company’s internal or independent auditor; (b) the director is a current employee of the Company’s internal or independent auditor; (c) an immediate family member of the director is a current employee of the Company’s internal or independent auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or independent auditor and personally worked on the Company’s audit within that time.

4. The director, or an immediate family member of the director, is or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee.

5. The director is a current employee, or has an immediate family member who is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross annual revenues.

6. The director, or the director’s spouse, is a director or executive officer of a not-for-profit entity that received more than $60,000 in contributions from the Company since the beginning of the Company’s last full fiscal year.

7. The director has, or has had since the beginning of the Company’s last full fiscal year, a direct or indirect material interest in a transaction or currently proposed transaction, or series of similar transactions, with the Company, in which the amount involved exceeds $60,000.

8. The director serves, or since the beginning of the Company’s last full fiscal year, has served as an executive officer of, or owns, or since the beginning of the Company’s last full fiscal year has owned, a greater than 10% equity interest in, an entity that has made payments to, or received payments from, the Company since the beginning of the Company’s last full fiscal year, or proposes to make or receive payments from the Company during the current fiscal year, where the amount of such payments is more than 5% of the Company’s or such other entity’s consolidated gross revenues for its last full fiscal year, or to which the Company was indebted at the end of the Company’s last full fiscal year in an aggregate amount in excess of 5% of the Company’s consolidated assets.

9. The director is, or since the beginning of the Company’s last full fiscal year has been, a member of, or counsel to, a law firm, or a partner or executive officer of an investment banking firm, that the Company has

B-1

retained since the beginning of the Company’s last full fiscal year or with which the Company proposes to do business in the current fiscal year; or

10. The director is an executive officer, partner or 10% equity holder of any entity that is indebted or has been indebted since the beginning of the Company’s last full fiscal year to the Company in an amount in excess of $60,000.

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

For purposes of determining the independence of Audit Committee members only, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if:

1. The director , other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, provided that, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

2. The director is an affiliated person of the Company (other than in the director’s capacity as a member of the Board of Directors of the Company).

B-2

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of Directors

FOR ALL NOMINEES BELOW (except as indicated)	WITHHOLD FOR ALL NOMINEES BELOW (except as indicated)
☐	☐

Nominees:	01 A. George Battle,	02 Andrew Cecere,
	03 Tony J. Christianson,	04 Guy R. Henshaw,
	05 Alex W. Hart,	06 Margaret L. Taylor,
07 William J. Lansing,
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

I plan to attend the Meeting:	☐
3.	In their discretion upon such other business as may properly come before the meeting.

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)

Signature(s)	Dated	, 2007	Title or Authority

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/fic Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report
and Proxy Statement on the
Internet at www.fairisaac.com.
If you vote your proxy by Internet or telephone,
you do NOT need to mail back your proxy card.

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

PLEASE ADMIT:

Admission Ticket

FAIR ISAAC CORPORATION
2007 ANNUAL MEETING
OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.
NON-TRANSFERABLE

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 12, 2007
     The undersigned hereby appoints Andrea M. Fike, Nancy E. Fraser or Charles M. Osborne, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 12, 2007, or any postponement or adjournment thereof.
THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” PROPOSAL 2.
(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Admission Ticket

FAIR ISAAC CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.